Exhibit 5.1
[Kirkland & Ellis LLP Letterhead]
February 12, 2007
Wholesale Auto Receivables LLC
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
     Re: Enforceability Opinion
     We are issuing this opinion letter in our capacity as special counsel to Wholesale Auto Receivables LLC (the “Depositor”) and GMAC LLC (“GMAC”) in connection with the issuance of $823,600,000 Class A Floating Rate Asset Backed Term Notes, Series 2007-A (the “Class A Term Notes”), $112,700,000 Class B Floating Rate Asset Backed Term Notes, Series 2007-A (the “Class B Term Notes”), $48,300,000 Class C Floating Rate Asset Backed Term Notes, Series 2007-A (the “Class C Term Notes,” and together with the Class A Term Notes and the Class B Term Notes, the “Offered Notes”), $16,100,000 Class D Floating Rate Asset Backed Term Notes, Series 2007-A (the “Class D Term Notes,” and together with the Offered Notes the “Term Notes”), and $400,000,000 maximum principal balance Class A Floating Rate Asset Backed Revolving Note, Series 2007-RN1 (the “2007-RN1 Revolving Note” and, together with the Term Notes, the “Notes”) by Superior Wholesale Inventory Financing Trust 2007-AE-1 (the “Issuing Entity”) pursuant to an Indenture (the “Indenture”), between the Issuing Entity and The Bank of New York Trust Company, N.A., as Indenture Trustee (the “Indenture Trustee”).
     The Issuing Entity intends to issue the Offered Notes on or about February 13, 2007 (the “Issuance Date”).
     We are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Offered Notes, and in order to express the opinion hereinafter stated, we have, among other things, examined and relied, to the extent we deem proper, on the following documents:
     (i) a copy of the registration statement originally filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”), on Form S-3 (File No. 333-131524) on February 2, 2006, as amended by Amendment No. 1 on March 21, 2006, Amendment No. 2 on April 13, 2006, and Post-Effective Amendment No. 1 on February 2, 2007 with respect to asset-backed notes, including the Offered Notes, to be issued and sold in series from time to time, in the form in which it became effective, including the exhibits thereto;

Wholesale Auto Receivables LLC
February 12, 2007

     (ii) a copy of the prospectus supplement, dated February 6, 2007, and the related prospectus, dated January 22, 2007, relating to the Offered Notes;
     (iii) the Trust Agreement, between the Depositor and HSBC Bank USA, National Association, as Owner Trustee;
     (iv) the Trust Sale and Servicing Agreement, among the Depositor, GMAC, as Servicer, and the Issuing Entity;
     (v) the Indenture (including the form of Officer’s Issuance Certificate for the Term Notes);
     (vi) the Pooling and Servicing Agreement, between GMAC and the Depositor; and
     (vii) such other documents as we have deemed necessary for the expression of the opinions contained herein (collectively, documents (iii) — (vi) are referred to herein as the “Transaction Documents”).
     In arriving at the opinion expressed below, we have examined and relied, to the extent we deem proper, on the Transaction Documents. In our examination, we have assumed that the Officer’s Issuance Certificate will be executed in the form submitted to us. We have also assumed, without independent verification, that the facts and representations and warranties in the documents upon which we relied are true and correct, and that the transactions contemplated by such documents have been or will be consummated strictly in accordance with their terms.
     On the basis of the foregoing and on the basis of our examination of the Depositor’s Certificate of Formation and Limited Liability Company Agreement and a review of a Certificate of the Secretary of State of the State of Delaware as to the good standing of the Depositor, it is our opinion that:
     (a) The Depositor is a limited liability company validly existing and in good standing under the laws of the State of Delaware.
     (b) With respect to the Offered Notes, when duly executed by the Issuing Entity and authenticated by the Indenture Trustee in accordance with the terms of the Indenture, and issued and delivered against payment thereof, the Offered Notes will have been duly authorized by all necessary action of the Issuing Entity and will have been legally issued and will be enforceable in accordance with their terms and entitled to the benefits of the Transaction Documents, except as the same may be limited by Title 11 of the United States Code or other bankruptcy, insolvency, reorganization, moratorium, or

Wholesale Auto Receivables LLC
February 12, 2007

other laws relating to or affecting the enforcement of creditors’ rights or the relief of debtors, as may be in effect from time to time, or by general principles of equity.
     We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of securities or “Blue Sky” laws of the various states to the offer or sale of the Offered Notes.
     We wish to advise you that we are members of the bar of the State of New York and the opinions expressed herein are limited to the laws of the State of New York, the federal laws of the United States, the Delaware Limited Liability Company Act and the Delaware Statutory Trust Act.
     We hereby consent to the filing of this opinion with Form 8-K in connection with the sale of the Offered Notes. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,
/s/ KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS LLP